                                  SCHEDULE 14A

                                 (RULE 14a-101)
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ]  Definitive Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               Liquid Audio, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

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

                              [LIQUID AUDIO LOGO]

                               LIQUID AUDIO, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             SEPTEMBER [   ], 2002

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Liquid Audio, Inc., a Delaware corporation, will be held on Thursday, September 26, 2002 at 10:00 a.m., local time, at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065, for the following purposes:

          1. To elect two (2) Class III directors for a term of three (3) years or until their successors are duly elected and qualified;

          2. To ratify the appointment by our Board of Directors of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2002; and

          3. If properly presented at the Annual Meeting, to vote on three proposals of a stockholder of Liquid Audio:

        - To amend Liquid Audio's By-laws to expand the size of the Board of Directors;

        - To amend Liquid Audio's By-laws to authorize only stockholders to fill newly created directorships; and

        - Contingent on approval of the above two proposals, to elect four (4) additional nominees to the Board of Directors.

          4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on August 12, 2002 are entitled to notice of and to vote at the Annual Meeting.

                                      By order of the Board of Directors of
                                      Liquid Audio, Inc.

                                      ROBERT G. FLYNN
                                      Secretary

                                      Redwood City, California
                                      September [  ], 2002

THIS ANNUAL MEETING IS OF PARTICULAR IMPORTANCE TO ALL STOCKHOLDERS OF LIQUID AUDIO IN LIGHT OF THE ATTEMPT BY THE MM COMPANIES, INC. GROUP TO TAKE CONTROL OF YOUR BOARD OF DIRECTORS WITH A SLATE OF DIRECTOR NOMINEES DOMINATED BY THEIR AFFILIATES. WHETHER OR NOT YOU EXPECT TO ATTEND, YOU ARE REQUESTED TO VOTE YOUR SHARES BY SIGNING, DATING AND RETURNING THE ENCLOSED GREEN FORM OF PROXY IN THE ENVELOPE PROVIDED, WHICH IS POSTAGE PAID IF MAILED IN THE UNITED STATES.

THE BOARD OF DIRECTORS ALSO URGES YOU NOT TO SIGN ANY PROXY CARDS SENT TO YOU BY THE MM COMPANIES, INC. GROUP. EVEN IF YOU HAVE PREVIOUSLY SIGNED THE WHITE PROXY CARD SENT TO YOU BY THE MM COMPANIES, INC. GROUP, YOU CAN REVOKE IT BY SIGNING, DATING AND MAILING THE ENCLOSED GREEN PROXY CARD IN THE ENVELOPE PROVIDED.

                               LIQUID AUDIO, INC.
                              800 CHESAPEAKE DRIVE
                         REDWOOD CITY, CALIFORNIA 94063
                              TEL: (650) 549-2000

                                PROXY STATEMENT

                    FOR 2002 ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the board of directors (the "Board") of Liquid Audio, Inc., a Delaware corporation (the "Company" or "Liquid Audio"), for use at our Annual Meeting of Stockholders to be held on Thursday, September 26, 2002 at 10:00 a.m., or at any adjournment thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Our Annual Meeting will be held at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065. The telephone number at that location is (650) 598-9000.

     These proxy solicitation materials and the Annual Report on Form 10-K for the year ended December 31, 2001, including financial statements, were first
mailed on or about September [     ], 2002 to all stockholders entitled to vote
at the Annual Meeting.

     WE SHALL PROVIDE WITHOUT CHARGE TO EACH STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF THE ANNUAL REPORT ON FORM 10-K TOGETHER WITH THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES REQUIRED TO BE FILED WITH THE ANNUAL REPORT UPON REQUEST OF THE STOCKHOLDER MADE IN WRITING TO LIQUID AUDIO, INC., 800 CHESAPEAKE DRIVE, REDWOOD CITY, CALIFORNIA 94063, ATTN:
SECRETARY.

PURPOSE OF THE MEETING

     At the Annual Meeting, stockholders will consider and vote upon the election of two (2) Class III directors to hold office for three (3) years. THE BOARD HAS NOMINATED GERALD W. KEARBY AND RAYMOND A. DOIG (TOGETHER, THE "LIQUID NOMINEES") TO SERVE AS CLASS III DIRECTORS.

     As you may know, MM Companies, Inc., a Delaware corporation ("MMC", formerly musicmaker.com, Inc.), Jewelcor Management, Inc., a Nevada corporation, Barington Companies Equity Partners, L.P., a Delaware limited partnership, Ramius Securities, LLC, a Delaware limited liability company, and Domrose Sons Partnership, a New York partnership (collectively, the "MMC group"), have commenced a proxy solicitation to take control of your Board by nominating their own two (2) Class III directors, proposing to increase the size of the Board from seven (7) to eleven (11), authorizing stockholders only to fill Board vacancies and newly created directorships and electing, contingent on their other proposals being approved, four (4) additional nominees to serve as directors .

     YOUR BOARD STRONGLY URGES YOU NOT TO RETURN ANY WHITE PROXY CARD SENT TO YOU BY THE MMC GROUP. THE BEST WAY TO SUPPORT THE LIQUID NOMINEES AND THE BOARD'S DETERMINATIONS IS TO VOTE "FOR" THE LIQUID NOMINEES ON THE GREEN PROXY CARD.

WHY YOU SHOULD VOTE FOR THE LIQUID NOMINEES

     The Board has unanimously concluded that the MMC proposals are not in the best interests of Liquid Audio and its stockholders. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE LIQUID NOMINEES. Set forth below are the principal reasons to vote "FOR" the Liquid Nominees.

     - The current Board has created a merger transaction that gives stockholders the opportunity to participate in Liquid Audio's $30 million self-tender offer.

     - Liquid Audio's current slate of directors, Raymond A. Doig and Gerald W. Kearby, should be re-elected to the Board. Their collective experience in the entertainment and technology industries makes them best suited to realize the strategic and financial worth of the Company's assets in order to maximize long-term stockholder value. Mr. Doig offers a wealth of experience in the entertainment field having served as president of 20th Century Fox and on the board of directors of many well-established companies such as Coca-Cola Bottling of the Midwest and Act III Theaters. Mr. Kearby has an intimate understanding of Liquid Audio's technology and operations having served as Chairman of the Board, CEO and President since the Company's inception in 1996. Mr. Doig and Mr. Kearby have been active in providing corporate guidance and are the best candidates to represent Liquid Audio's stockholders.

     - Under the current Board, Liquid Audio has created and implemented a concrete plan to effectively reduce operating expenses and enhance stockholder value. Liquid Audio has aggressively reduced its operating expenses from $13.4 million in the first quarter of 2001 to $5.6 million in the second quarter of 2002, and reduced the net loss per share from $0.50 per share in the first quarter of 2001 to $0.25 per share in the second quarter of 2002. This was well in advance of the general market downturn and represents management's strong desire to conserve its cash in preparation of a longer-term growth horizon for digital entertainment. Liquid Audio signed key distribution deals with four out of the five major record labels, including Universal, the largest record company in the world. In addition, Liquid Audio teamed with EMI to launch the industry's first full-ownership, digital music subscription service. These recent developments are signs of momentum that offer some evidence of the long-term viability of the digital music industry.

     GIVEN THESE REASONS, YOUR BOARD STRONGLY RECOMMENDS THAT YOU SUPPORT THE LIQUID NOMINEES, WHO THE BOARD BELIEVES ARE HIGHLY QUALIFIED, BY VOTING "FOR" THE LIQUID NOMINEES ON THE ENCLOSED GREEN PROXY CARD.

     YOUR BOARD URGES YOU NOT TO RETURN ANY WHITE PROXY CARD SENT TO YOU BY THE MMC GROUP. THE BEST WAY TO SUPPORT THE LIQUID NOMINEES AND THE BOARD'S DETERMINATIONS IS TO VOTE "FOR" THE LIQUID NOMINEES ON THE GREEN PROXY CARD.

     YOUR VOTE IS IMPORTANT, REGARDLESS OF HOW MANY SHARES YOU OWN. PLEASE SIGN AND DATE THE ACCOMPANYING GREEN PROXY CARD AND MAIL IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING.

RECORD DATE; OUTSTANDING SHARES

     Stockholders of record at the close of business on August 12, 2002 are entitled to notice of and to vote at the Annual Meeting. We have one series of voting shares outstanding, designated common stock, $0.001 par value. As of August 12, 2002, 22,745,624 shares of our common stock were issued and outstanding. Each holder of shares of common stock is entitled to one (1) vote on each proposal presented in this Proxy Statement for each share of stock held.
The closing price of our common stock on September   , 2002, as reported by
Nasdaq, was $[     ] per share.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     A majority of the shares of Liquid Audio common stock issued and outstanding on the record date, present in person or represented by proxy, constitutes the required quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the Annual Meeting for the purpose of determining the presence of a quorum.

     On the record date for the Annual Meeting, directors and executive officers of Liquid Audio and their affiliates held approximately 1,994,302 shares of Liquid Audio common stock representing approximately 8.8% of all outstanding shares of Liquid Audio common stock.

     Shares abstaining from the vote on the proposal to elect two (2) Class III directors and broker non-votes will not be counted for any purpose in determining whether this proposal has been approved. However, shares abstaining from the vote on the proposal to ratify PricewaterhouseCoopers, LLP ("PricewaterhouseCoopers") as Liquid Audio's independent accountants for the fiscal year ending December 31, 2002 will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes, while broker non-votes will not be counted for any purpose in determining whether this proposal has been approved. Shares abstaining from the vote and broker non-votes on the MMC proposals will have the same effect as negative votes.

     If your shares are held in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. PLEASE SIGN, DATE AND PROMPTLY MAIL THE GREEN PROXY CARD IN THE ENVELOPE PROVIDED BY YOUR BROKER. Remember, your shares cannot be voted unless you return a signed and executed proxy card to your broker. However, please be advised that broker non-votes with respect to any matter to be voted on at the Annual Meeting will not be voted but will be counted as present to determine whether there is a quorum for voting purposes on such matters at the Annual Meeting. Broker non-votes occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner. Under applicable rules of conduct, brokers do not have discretionary authority over any proposal to be presented at the Annual Meeting when the matter to be voted upon is being opposed by management or subject to a contest.

VOTING PROCEDURES

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE BY SUBMITTING THE GREEN PROXY CARD. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted (i) FOR the election of the nominees for directors set forth herein; (ii) FOR the ratification of PricewaterhouseCoopers as our independent accountants for the fiscal year ending December 31, 2002; and (iii) AGAINST any proposal made by the MMC group as may properly come before the Annual Meeting or any adjournment thereof.

     Any stockholder giving a proxy may revoke it at any time prior to voting at the Annual Meeting by filing with the Secretary of Liquid Audio a duly executed revocation, by submitting a later-dated proxy with respect to the same shares or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of your proxy).

     A stockholder may, with respect to the election of directors, (i) vote for the election of the Liquid Nominees, (ii) withhold authority to vote for both of the Liquid Nominees or (iii) withhold authority to vote for any of the Liquid Nominees by so indicating in the appropriate space on the GREEN proxy. Stockholders who have received the MMC group's proxy statement or who attend the Annual Meeting will also have each of the foregoing options in respect of the MMC nominees. Liquid Audio's By-laws provide that at each meeting of stockholders at which a quorum is present, directors shall be elected by a plurality of votes cast by stockholders holding shares entitled to vote in the election at a meeting. The two nominees receiving the highest vote totals will be elected as directors of Liquid Audio.

     Consequently, votes that are withheld in the election of directors and broker non-votes will not be taken into account for purposes of determining the outcome of the election. THE ONLY WAY TO VOTE BY PROXY "FOR" THE LIQUID NOMINEES IS TO COMPLETE AND RETURN THE GREEN PROXY CARD. IN THAT EVENT, THE BOARD URGES YOU NOT TO SIGN OR RETURN ANY WHITE PROXY CARD SENT TO YOU BY THE MMC GROUP. WITHHOLDING AUTHORITY TO VOTE FOR THE MMC NOMINEES ON THE WHITE MMC GROUP PROXY CARD IS NOT THE SAME AS VOTING "FOR" THE LIQUID NOMINEES.

     With respect to the MMC proposals, a stockholder may vote for or against such matters or abstain from voting. Pursuant to the Company's By-laws, each MMC proposal relating to a By-law amendment will be approved if the votes cast favoring a proposal represent at least 66 2/3% of the shares outstanding as of August 12, 2002, the record date for the Annual Meeting. Assuming the approval of the By-law amendment, the proposal to elect the four (4) nominees of the MMC group to fill the new Board positions will be approved if the votes cast favoring the proposal represent more than 50% of the shares outstanding as of August 12, 2002, the record date for the Annual Meeting. An abstention or broker non-vote on any MMC proposal will be treated as a vote against such MMC proposal. ACCORDINGLY, IF YOU ARE OPPOSED TO THE MMC PROPOSALS, YOU SHOULD NOT SIGN OR RETURN ANY WHITE PROXY CARD SENT TO YOU BY THE MMC GROUP.

                           TRANSACTION WITH ALLIANCE

GENERAL TERMS

     On June 13, 2002, Liquid Audio and privately-held Alliance Entertainment Corp. ("Alliance"), one of the largest home entertainment product distribution, fulfillment and infrastructure companies in the U.S., announced that they had signed the Agreement and Plan of Merger dated June 12, 2002 (the "Merger Agreement") by and among Liquid Audio, Alliance and April Acquisition Corp. ("Merger Sub"). Under the original terms of the Merger Agreement, the stockholders of Alliance would have received approximately 46.2 million newly issued shares of Liquid Audio common stock and would have owned approximately 67% of the new company's outstanding shares and 33% would have been held by Liquid Audio stockholders. AEC Associates LLC, a limited liability company controlled by The Yucaipa Companies, is Alliance's controlling shareholder and had entered into a voting agreement to vote in favor of the merger. On July 15, 2002, Liquid Audio and Alliance announced that they had modified certain terms of their previously announced Merger Agreement. Pursuant to the Merger Agreement, at the completion of the merger Merger Sub will be merged with and into Alliance, and Alliance will continue as the surviving corporation of the merger and a wholly-owned subsidiary of Liquid Audio. Upon completion of the merger, each outstanding share of Alliance common stock will be converted into the right to receive a number of shares of Liquid Audio stock which will result in the former stockholders of Alliance holding 74% of the outstanding voting power of the combined organization after the merger, without giving effect to any then outstanding options or warrants. After converting all outstanding Alliance options and warrants, the options and warrants that would be exercisable at $2.40 or less (so-called "in the money" options and warrants) would result in pre-merger Liquid Audio stockholders being diluted in their ownership of the combined organization by 1.150%.

     Liquid Audio and Alliance expect to complete the merger when all of the conditions to completion of the merger contained in the Merger Agreement have been satisfied or waived. Liquid Audio and Alliance are working toward satisfying the conditions to the merger, and hope to complete the merger as soon as practicable following the special stockholders meeting that will be called in order to vote on the issuance of Liquid Audio stock in the merger.

     In connection with the merger, Liquid Audio will make an offer to purchase 10,000,000 shares of its common stock at a purchase price of $3.00 per share. If more than 10 million shares of Liquid Audio common stock are tendered, Liquid Audio will purchase 10 million shares of its common stock on a pro rata basis from those stockholders tendering shares. If all Liquid Audio stockholders (other than the two management stockholders, Gerald W. Kearby and Robert G. Flynn, who have committed not to tender their holdings of

1,506,600 shares of Liquid Audio common stock unless the tender offer is undersubscribed) were to tender their shares in the tender offer, approximately 21,239,024 shares of Liquid Audio common stock will have been tendered and only 10 million shares will be accepted in the tender offer. In such case, each tendering stockholder would effectively receive a prorated cash amount of $1.42 per share and would retain its ownership of shares of Liquid Audio common stock not accepted in the tender offer. Liquid Audio stockholders will continue to hold the Liquid Audio stock that they currently own and do not tender or that is not purchased to proration. After the merger, these shares will represent 26% of the voting power in the combined organization. If the issuance of shares of Liquid Audio stock in the merger is not approved and the other conditions to the merger are not capable of being satisfied, then the tender offer will not be consummated and the stockholders of Liquid Audio will continue to own their shares of common stock and will not receive cash in the tender offer.

COMBINED BUSINESS

     The combined organization will evaluate the evolving digital media needs of its trading partners and will incorporate Liquid Audio's digital media technology and capabilities into Alliance's portfolio of business solutions. Alliance's existing physical entertainment distribution business will serve as a platform for continued revenue and cash flow growth.

     The combined organization expects to integrate the existing Liquid Audio technology into Alliance's portfolio of business solutions in a manner consistent with maintaining Alliance's stand-alone revenue and cash flow growth trajectory. The combined organization expects to immediately and significantly reduce its cost structure and continue to rationalize such cost structure over time. For instance, in addition to Liquid Audio's July 2002 workforce reduction of thirty-two employees, Liquid Audio intends to eliminate an additional thirty-four positions in September and October. The aggregate annualized direct cost savings of all such reductions is expected to be approximately $7,660,000. These workforce reductions focus upon the areas of Liquid Audio's business that are not dedicated to the development of digital music distribution technology.

     Upon completion of the merger, the board of directors of Liquid Audio is expected to be comprised of nine individuals, 1/3 of whom will be designated by Liquid Audio and 2/3 of whom will be designated by Alliance. The Board has designated Raymond A. Doig, Robert G. Flynn and Gerald W. Kearby to serve on the post-merger board of directors as the designees of Liquid Audio as provided for in the Merger Agreement. All other current directors have agreed to resign from the Board. We cannot be certain that the nominees recommended for election by the Board, Gerald W. Kearby and Raymond A. Doig, will be elected at the Annual Meeting. If nominees other than Gerald W. Kearby and Raymond A. Doig are elected, then the Board has determined that such directors, unless they resign from the Board would replace Raymond A. Doig and Gerald W. Kearby as the designees of Liquid Audio on the board of directors of the combined organization.

POTENTIAL RISKS OF THE MERGER

     There are risks associated with the merger including the following:

     - The capital stock of Alliance is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Alliance's capital stock. Since the percentage of Liquid Audio equity to be received by Alliance stockholders was determined based on negotiations between the parties, it is possible that either the Liquid Audio or the Alliance stockholders will receive consideration in the merger that is below the fair market value of the common stock they currently hold.

     - Until the completion of the merger, with limited exceptions, Liquid Audio is prohibited from initiating or engaging in discussions with a third party regarding specified types of extraordinary transactions, such as a merger, business combination or sale of a material amount of assets or capital stock. In addition, Liquid Audio agreed to pay a termination fee of up to $3 million to Alliance in specific circumstances. These provisions of the Merger Agreement could discourage other companies from trying to acquire Liquid Audio even though those other companies might be willing to offer greater value to Liquid Audio stockholders than Alliance has offered in the merger agreement.

     - Some of Liquid Audio's officers and directors have conflicts of interest that may influence their decision to support or approve the merger. Gerald W. Kearby, president, chief executive officer and director of Liquid Audio, and Robert G. Flynn, senior vice president of business development, secretary and director of Liquid Audio, have interests in the merger that are different from your interests. In connection with the execution of the original Merger Agreement in June 2002, Messrs. Kearby and Flynn each entered into employment agreements with Alliance. These agreements will become effective upon the consummation of the merger. Pursuant to these agreements, each of Mr. Kearby and Mr. Flynn will have a three (3) year term of employment. In addition, each of Mr. Kearby and Mr. Flynn will receive a retention payment of $750,000, in the aggregate, to be paid over a two (2) year period and a payment of $750,000, in the aggregate, to be paid over a three (3) year period as compensation for an agreement not to compete. Each of Mr. Kearby and Mr. Flynn may also be eligible for discretionary bonuses granted by the combined organization's board of directors or by its compensation committee. SEE "EXECUTIVE COMPENSATION -- CHANGE OF CONTROL ARRANGEMENTS.

      Other officers of Liquid Audio also may have conflicts of interest that may influence them to support or approve the merger. In addition to the foregoing employment agreements, Liquid Audio has agreed to pay severance to each of Mr. Leon Rishniw, Vice President of Engineering, Mr. Richard W. Wingate, Senior Vice President of Content Development and Label Relations, Mr. H. Thomas Blanco, Vice President of Human Resources, and Mr. Michael
      R. Bolcerek, Senior Vice President and Chief Financial Officer, in the event that his employment with Liquid Audio is terminated without cause or he is constructively terminated. Liquid Audio has agreed to pay six months' salary for each of Messrs. Wingate, Blanco and Bolcerek, which amounts $115,000, $87,500 and $87,500, respectively. In the case of Leon Rishniw, Liquid Audio has agreed to pay $170,000, which is one year's salary. SEE "EXECUTIVE COMPENSATION -- CHANGE OF CONTROL ARRANGEMENTS.

      Mr. Bolcerek's employment agreement provides that 25% of the unvested options to purchase Liquid Audio stock held by Mr. Bolcerek will vest upon consummation of a change of control, as defined in the employment agreement, and an additional 12.5% of his unvested options to purchase Liquid Audio stock will vest in the event he is terminated or constructively terminated due to a change of control. Pursuant to the terms of such employment agreement, the merger will constitute a change of control that would result in an acceleration of the vesting of options to purchase an aggregate of 50,000 shares of Liquid Audio common stock at an exercise price of $1.84 per share.

     - The Nasdaq staff has determined that the proposed merger would constitute a "reverse merger" under National Association of Securities Dealers Rule 4330(f). Following the announcement of the merger in June 2002, Liquid Audio received correspondence from the Nasdaq staff indicating that the staff believed that the merger might result in a change of control that would require Liquid Audio to submit an initial listing application following the consummation of the merger and, at the time of the application, meet all of the criteria applicable to a company initially requesting inclusion in The Nasdaq National Market. On August 15, 2002, Liquid Audio received correspondence from the Nasdaq staff stating that the staff had determined that the merger would indeed result in a change of control requiring Liquid Audio to satisfy the requirements for initial inclusion on The Nasdaq National Market and that Liquid Audio does not satisfy the minimum bid requirements of the initial listing criteria. Liquid Audio has appealed the determination of the Staff and at the hearing for such appeal intends to present a plan pursuant to which a reverse split of the Liquid Audio common stock would be effected following the merger in order to meet the minimum bid price requirement and satisfy the criteria for initial inclusion on the Nasdaq National Market. If the Nasdaq appeal board does not accept such a proposal or otherwise denies Liquid Audio's appeal and Liquid Audio does not meet these requirements upon completion of the merger, Liquid Audio common stock will be delisted from The Nasdaq National Market following the completion of the merger. If Liquid Audio is delisted from The Nasdaq National Market System, it may be allowed to transfer its securities from The Nasdaq National Market to The Nasdaq SmallCap Market.

       Any of the foregoing may adversely impact Liquid Audio's stock price, as well as its liquidity and the ability of Liquid Audio's stockholders to purchase and sell Liquid Audio's shares in an orderly manner, or at all. Furthermore, a delisting of Liquid Audio's shares could damage Liquid Audio's general business reputation and impair its ability to raise additional funds. Any of the foregoing events could have a material adverse effect on Liquid Audio's business, financial condition and operating results.

     - Upon completion of the merger, the combined organization's largest stockholder, AEC Associates, LLC, will beneficially own approximately 57% of the combined organization's outstanding voting power. As a result, this stockholder will be able to exercise effective control over all matters requiring stockholder approval.

     - The combined organization will retain Liquid Audio's charter documents, which contain provisions that may have the effect of delaying or preventing a change of control or changes in the combined organization's management, including a third-party takeover, acquisition or merger. These provisions could limit the price that investors might be willing to pay in the future for shares of the combined organization's common stock.

ADDITIONAL INFORMATION

     Stockholders will have the opportunity to vote whether to approve the issuance of Liquid Audio stock in the merger at a special meeting to be held on a later date. Providing a proxy in connection with this Annual Meeting will have no impact on your ability to vote separately in that special meeting, for which proxies will be separately solicited.

     Liquid Audio has filed a Registration Statement on Form S-4 in connection with the merger and plans to file a Tender Offer Statement on Schedule TO in connection with the offer. INVESTORS AND STOCKHOLDERS OF LIQUID AUDIO ARE URGED TO READ THE REGISTRATION STATEMENT AND THE TENDER OFFER STATEMENT CAREFULLY WHEN IT IS AVAILABLE. THE REGISTRATION STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT THE COMPANIES, THE MERGER AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of these documents through the web site maintained by the Securities and Exchange Commission ("SEC") at http://www.sec.gov. Free copies of the Registration Statement and these other documents may also be obtained from Liquid Audio by directing a request through the Liquid Audio web site at http://www.liquidaudio.com or by mail to Liquid Audio, Inc., Attention:
Investor Relations.

     THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF STOCKHOLDERS OF LIQUID AUDIO WITH RESPECT TO THE MERGER WITH ALLIANCE OR ANY OFFER TO SELL OR SOLICITATION OF OFFERS TO BUY SHARES OR OTHER SECURITIES. ANY SUCH SOLICITATION WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), ANY SUCH OFFER TO SELL WILL BE MADE ONLY THROUGH A REGISTRATION STATEMENT AND PROSPECTUS PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND ANY SUCH OFFER TO BUY WILL BE MADE ONLY THROUGH A TENDER OFFER STATEMENT PURSUANT TO THE REQUIREMENTS OF THE EXCHANGE ACT.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

GENERAL

     We have a classified Board of seven (7) members divided into three (3) classes with overlapping three-year terms. Each director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the three (3) classes so that, as nearly as possible, each class will consist of an equal number of directors.

NOMINEES FOR CLASS III DIRECTOR

     Two (2) Class III directors are to be elected at the Annual Meeting for a three-year term ending in 2005. OUR BOARD HAS NOMINATED GERALD W. KEARBY AND RAYMOND A. DOIG FOR RE-ELECTION AS CLASS III DIRECTORS. The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. Unless otherwise instructed, the persons named in the enclosed proxy will vote proxies received by them for the re-election of Mr. Kearby and Mr. Doig. Messrs. Kearby and Doig have consented to being named in this Proxy Statement and to serve if elected; however, in the event that either nominee or both are unable to or decline to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee designated by our present Board. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office of each person elected as a director will continue until such director's term expires in 2005 or until such director's successor has been elected and qualified.

     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED ABOVE

REQUIRED VOTE

     Liquid Audio's By-laws provide that at each meeting of stockholders at which a quorum is present, directors shall be elected by a plurality of votes cast by stockholders holding shares entitled to vote in the election at a meeting. The two nominees receiving the highest vote totals will be elected as directors of Liquid Audio. Assuming the approval of the By-law amendment, the proposal to elect the four (4) nominees of the MMC group to fill the new Board positions will be approved if the vote cast favoring the proposal exceeds a majority of the shares outstanding as of August 12, 2002, the record date for the Annual Meeting. See "INFORMATION CONCERNING SOLICITATION AND
VOTING -- VOTING PROCEDURES."

               INFORMATION REGARDING NOMINEE AND OTHER DIRECTORS

     Set forth below is certain information regarding the nominees for Class III directors and each of our other directors whose term of office continues after the Annual Meeting. Information as to the stock ownership of each director and all of our current directors and executive officers as a group is set forth below under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

NAME                                  AGE           PRINCIPAL OCCUPATION           DIRECTOR SINCE
----                                  ---           --------------------           --------------
CLASS III DIRECTORS
Gerald W. Kearby....................  54    President and Chief Executive               1996
                                            Officer of Liquid Audio, Inc
Raymond A. Doig.....................  64    Consultant                                  2001

CLASS I DIRECTORS
Robert G. Flynn.....................  48    Senior Vice President of Business           2001
                                            Development of Liquid Audio, Inc.
Stephen V. Imbler...................  50    Advisor of Hyperion Solutions               2001
                                            Corporation
Judith N. Frank.....................  61    Principal, Asset Strategies                 2002

CLASS II DIRECTORS
Ann Winblad.........................  51    General Partner of Hummer Winblad           1996
                                            Venture Partners
James D. Somes......................  50    Founder and Managing Director of            2002
                                            Alexander Dunham Capital Group, Inc.

NOMINEES FOR CLASS III DIRECTORS FOR A TERM EXPIRING IN 2005

     Mr. Kearby co-founded Liquid Audio in January 1996. Since January 1996, Mr. Kearby has served as our President and Chief Executive Officer and one of our directors. From June 1995 to December 1995, Mr. Kearby was co-founder and Chief Executive Officer of Integrated Media Systems, a manufacturer of computer-based professional audio equipment. From January 1989 until June 1995, Mr. Kearby served as Vice President of Sales and Marketing at Studer Editech Corporation, a professional audio recording equipment company. Mr. Kearby holds a B.A. in broadcast management and audio engineering from San Francisco State University.

     Mr. Doig has served as one of our directors since November 2001. Mr. Doig has served as President of EMV Partners Corp., a company engaged in business consulting and as the general partner of a venture capital limited partnership, from 1986 to 1998. From 1983 to 1986, Mr. Doig was co-founder and Chief Operating Officer of Stanfill, Doig & Co., a consulting firm. From March 1977 to August 1983, Mr. Doig served as President and CEO of 20th Century Fox International and as Vice President of Corporate Development for 20th Century Fox Film Corp. During 1998 and 1999, Mr. Doig served as a fulltime operations consultant to Entertainment Properties, Inc., a wholly-owned privately held company. Mr. Doig continues to act as a consultant to Entertainment Properties, Inc. on an as needed basis. Mr. Doig holds an M.B.A., an M.S. in Public Administration and a B.S. in Physical Sciences from the University of Southern California.

INCUMBENT CLASS I DIRECTORS WHOSE TERMS EXPIRES IN 2003

     Mr. Flynn co-founded Liquid Audio in January 1996. Since July 1999, Mr. Flynn has served as our Senior Vice President of Business Development and Secretary. From January 1996 to July 1999, Mr. Flynn served as our Vice President of Business Development and Secretary. Mr. Flynn also served as our Chief Financial Officer from January 1996 to August 1997 and as one of our directors from January 1996 to June 1996. From March 1987 until November 1995, Mr. Flynn served as a general partner of Entertainment Media Venture Partners I, L.P., an institutional venture capital fund investing in the entertainment, media and communications technology industries. During this time, Mr. Flynn also served on the board of directors of Integrated Media Systems. Mr. Flynn holds a B.A. in English from Stanford University and an M.B.A. from University of California at Los Angeles.

     Mr. Imbler has served as one of our directors since November 2001. Mr. Imbler has held a variety of positions at Hyperion Solutions Corporation, a business intelligence software company, since July 1995, including Advisor from October 2001 to present, President and Chief Operating Officer from April 1999 to October 2001 and Senior Vice President and Chief Financial Officer from July 1995 to April 1999. Mr. Imbler served as Senior Vice President and Chief Financial Officer for Gupta Corporation, an enterprise database software company, from November 1994 to July 1995, Vice President and Chief Financial Officer for QuickResponse Services Inc., a developer of supply chain software applications, from May 1993 to October 1994, and Vice President of Finance for Oracle Corporation, an enterprise database and software developer, from July 1987 to May 1993. Mr. Imbler also serves on the board of directors for Wavecom, Inc., a French telecommunications company. Mr. Imbler holds an M.B.A. from University of Texas at Austin and a B.M. in piano performance from Wichita State University.

     Ms. Frank has served as a director since August 22, 2002. Ms. Frank is a Principal of Asset Strategies for the past seven years. Asset Strategies focuses on strategic, transactional, and implementation matters for corporate, governmental and institutional clients. Ms. Frank is one of a few corporate real estate professionals who is both skilled as a senior executive in P & L management, operations, business development, strategic planning and management consulting. Since 1994, Ms. Frank has also been a part-time employee of the Department of General Services of the State of California working in the asset planning and enhancement group. Ms. Frank has an A.B. from the University of California, Berkeley, a M.S. from the University of Southern California and a M.B.A. from the Anderson School of Management, UCLA.

INCUMBENT CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2004

     Ms. Winblad has served as one of our directors since May 1996. Ms. Winblad has been a general partner of Hummer Winblad Venture Partners, a venture capital investment firm, since 1989. She is a member of the board of trustees of the University of St. Thomas and is an advisor to numerous entrepreneurial groups such as the Software Development Forum and Software Industry Business Practices. Ms. Winblad also serves on the boards of directors of Net Perceptions Inc., a developer and supplier of real-time recommendation technology for the Internet, The Knot, Inc., an Internet-based wedding services company, and several private companies. Ms. Winblad holds a B.S. in mathematics and business administration from the College of Saint Catherine and an M.A. in education with an economics focus from the University of St. Thomas.

     Mr. Somes has served as a director since August 22, 2002. Mr. Somes is a founder and Managing Director of Alexander Dunham Capital Group, Inc. since 1994. Alexander Dunham Capital is a boutique merchant bank advising high-growth technology and healthcare companies on capital formation (public and private companies), acquisitions, mergers, and general corporate finance issues. Previously, he helped establish Security Pacific's west coast mezzanine fund. In addition, he was a Vice President at Citicorp's Leveraged Capital Group in Los Angeles and at Citicorp's Asian Merchant Bank in Hong Kong. Also, he was a Managing Director and Founder of Ambient Capital Group, a middle market Investment Bank. He began his finance career at Morgan Guaranty Trust Company (J.P. Morgan). He has originated, structured and placed over 60 leveraged transactions, acquisitions, private equity and mezzanine transactions amounting to over $5 billion over the past 20 years. He has agented and managed a debt portfolio in excess of $400 million and served as a director in 7 companies. He has a B.A. from Tufts University and an M.B.A. from Columbia University (and completed course work for an M.S. in Urban and Regional Planning under the Joint Masters Program at Columbia).

     There are no family relationships among any of our directors or executive officers.

                         BOARD MEETINGS AND COMMITTEES

     Our Board held a total of twelve (12) meetings during 2001. During 2001, no director attended fewer than 75% of the meetings of our Board or the meetings of committees, if any, upon which such director served. Certain matters approved by our Board were approved by unanimous written consent.

AUDIT COMMITTEE

     The audit committee makes recommendations to our Board regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by our independent accountants and reviews the accounting principles and auditing practices and procedures to be used for our financial statements. The rules of the National Association of Securities Dealers ("NASD") require audit committees to have at least three members who are "independent," as that term is defined under the NASD listing standards.

     The audit committee of our Board currently is composed of Stephen V. Imbler, Ann Winblad and Raymond A. Doig. All three directors qualify as independent. Our audit committee held a total of five (5) meetings during fiscal 2001. A copy of the audit committee charter is attached to this Proxy Statement as Appendix A.

COMPENSATION COMMITTEE

     The compensation committee of our Board currently is composed of Ann Winblad and Raymond A. Doig. Our compensation committee reviews and recommends the compensation and benefits of all of our executive officers, administers our stock and option plans and establishes and reviews general policies relating to compensation and benefits of our employees. Our compensation committee held a total of two (2) meetings during fiscal 2001. Our Board does not have a nominating committee or any committee performing such function.

DIRECTOR COMPENSATION

     In February 2002, our Board approved a plan that provides our non-employee directors with cash compensation of $10,000 upon initial election and on each anniversary of becoming a director during their term of service, and $1,000 per meeting of the Board attended during their term of service. Previously, our directors did not receive cash compensation for their service as members of the Board. Ann Winblad declined to accept the cash compensation under this plan. Our directors are reimbursed for certain expenses in connection with attendance at Board and committee meetings. Non-employee directors are granted a fully vested option to purchase 30,000 shares of common stock upon initial election and a fully vested option to purchase 10,000 shares of common stock on each anniversary of becoming a director during their term of service. We do not provide additional compensation for committee participation or special assignments of the Board. In June 2001, we granted Ann Winblad an option to purchase 10,000 shares of common stock, and in November 2001, we granted each of Stephen V. Imbler and Raymond A. Doig an option to purchase 30,000 shares of common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of our compensation committee is currently or has been, at any time since our formation as a company, one of our officers or employees. None of our executive officers: (i) has served as a member of the compensation committee (or other Board committee performing similar functions or, in the absence of any such committee, the Board) of another entity, one of whose executive officers served on our compensation committee; (ii) has served as a director of another entity, one of whose executive officers served on our compensation committee; or (iii) served as a member of the compensation committee (or other Board committee performing similar functions or, in the absence of any such committee, the Board) of another entity, one of whose executive officers served as one of our directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of the our equity securities, to file certain reports regarding ownership of, and transactions in, our securities with the SEC and with Nasdaq. Such officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

     Based solely on our review of copies of Forms 3, 4, 5 and amendments thereto furnished to us pursuant to Rule 16(a)-(e) with respect to the last fiscal year and any written representations referred to in Item 405(b)(2)(i) of Regulation S-K stating that no Forms 5 were applicable to our officers, directors and 10% stockholders were complied with, we believe that all reports required to be filed under Section 16(a) have been filed on a timely basis by the foregoing persons for our 2001 fiscal year, except as follows: a late filing of a Form 3 by Stephen V. Imbler, resulting in his initial holdings not being timely reported; a late filing of a Form 3 by Raymond A. Doig, resulting in his initial holdings not being timely reported; late filings of a Form 4 and a Form 5 by Gerald W. Kearby, resulting in one sales transaction and one option grant not being timely reported; late filings of a Form 4 and a Form 5 by Philip R. Wiser, resulting in three sales transactions and one option grant not being timely reported; a late filing of a Form 5 by Ann Winblad, resulting in an option grant not being timely reported; a late filing of a Form 5 by Robert G. Flynn, resulting in an option grant not being timely reported; a late filing of a Form 5 by Michael R. Bolcerek, resulting in an option grant not being timely reported; a late filing of a Form 5 by Silvia Kessel, resulting in an option grant not being timely reported; a late filing of a Form 5 by Mathieu Prevost, resulting in an option grant not being timely reported; a late filing of a Form 5 by Leon Rishniw, resulting in two option grants not being timely reported; and a late filing of a Form 5 by Richard W. Wingate, resulting in an option grant not being timely reported.

                                  PROPOSAL TWO

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Our Board has selected PricewaterhouseCoopers as our independent accountants to audit our financial statements for our fiscal year ending December 31, 2002. PricewaterhouseCoopers has audited our financial statements since 1996. Our Board recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on ratification, our Board will reconsider its selection. A representative of PricewaterhouseCoopers is expected to be available at our Annual Meeting with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions. The following is a summary of fees billed to us by PricewaterhouseCoopers during fiscal 2001:

AUDIT FEES

     Aggregate fees for professional services rendered by PricewaterhouseCoopers in connection with its audit of our consolidated financial statements as of and for the year ended December 31, 2001 and its limited reviews of our unaudited condensed consolidated interim financial statements were $245,527, of which an aggregate amount of $30,000 has been billed through December 31, 2001.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     During the year ended December 31, 2001, PricewaterhouseCoopers rendered no professional services to us in connection with the design and implementation of financial information systems.

ALL OTHER FEES

     In addition to the fees described above, aggregate fees of $170,312 were billed by PricewaterhouseCoopers during the year ended December 31, 2001, primarily for the following professional services:

Audit-related services......................................   $120,000
Income tax compliance and related tax services..............   $ 50,312

     The audit committee has determined that the rendering of non-audit services by PricewaterhouseCoopers was compatible with maintaining their independence.

REQUIRED VOTE

     Stockholder ratification of the selection of PricewaterhouseCoopers as our independent public accountants is not required by our By-laws or other applicable legal requirement. However, the Board is submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our and our stockholders' best interests. The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers as our independent public accountants for the fiscal year ending December 31, 2002. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

     OUR BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS OUR INDEPENDENT ACCOUNTANTS FOR THE 2002 FISCAL YEAR.

                                OTHER PROPOSALS

SOLICITATION BY MMC

     The MMC group has commenced a proxy solicitation to take control of your Board by:

     - electing the MMC group's nominees for the Board (the "MMC nominees") as Class III directors;

     - amending Liquid Audio's By-laws to expand the Board and authorize only stockholders to fill the newly created directorships; and

     - electing four nominees of the MMC group to fill these new Board positions (together, the "MMC proposals").

     In connection with the MMC proposals, the MMC nominees have indicated their intention to discontinue Liquid Audio's present operations and to distribute "excess cash" to the Company's stockholders. If the MMC nominees are elected and the MMC proposals are not approved by the requisite vote of the stockholders, the MMC nominees will constitute 2 of 7 directors on the Board and, other than attempting to influence the other members of the Board, will have no direct or indirect effect upon the Merger Agreement. If the MMC nominees are elected and the MMC proposals are approved by the requisite vote of the stockholders, directors designated by the MMC group will control a majority of the Board. We are not proposing nominees to fill the four (4) newly created directorships assuming approval of the two By-law amendments proposed by MMC. However, we are soliciting votes against the election of these additional four (4) MMC nominees and the election of any of these additional nominees will require approval of a majority of the shares outstanding. There is no assurance that all or any of these additional nominees will receive the requisite vote of the stockholders. See "Required Vote" below.

WHY YOU SHOULD REJECT THE MMC PROPOSALS

     The Board has unanimously concluded that the MMC proposals are not in the best interests of Liquid Audio and its stockholders. The MMC proposals are an attempt by the MMC group to take control of your Board with a slate of director nominees dominated by affiliates of the MMC group. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE LIQUID NOMINEES AND "AGAINST" THE MMC PROPOSALS.

     YOUR BOARD STRONGLY URGES YOU TO REJECT THE MMC NOMINEES AND TO REJECT THE MMC PROPOSALS.

     YOUR BOARD STRONGLY URGES YOU NOT TO RETURN ANY WHITE PROXY CARD SENT TO YOU BY THE MMC GROUP. THE BEST WAY TO SUPPORT THE LIQUID NOMINEES AND THE BOARD'S DETERMINATIONS IS TO VOTE "FOR" THE LIQUID NOMINEES ON THE GREEN PROXY CARD.

     GIVEN THESE REASONS, YOUR BOARD STRONGLY RECOMMENDS THAT YOU SUPPORT THE LIQUID NOMINEES, WHO THE BOARD BELIEVES ARE HIGHLY QUALIFIED, BY VOTING "FOR" THE LIQUID NOMINEES ON THE ENCLOSED GREEN PROXY CARD.

REQUIRED VOTE

     With respect to the MMC proposals, a stockholder may vote for or against such matters or abstain from voting. Pursuant to the Company's By-laws, the MMC proposal relating to a By-law amendment will be approved if the votes cast favoring a proposal represent at least 66 2/3% of the shares outstanding as of August 12, 2002, the record date for the Annual Meeting. Assuming approval of the By-law amendment, the proposal to elect the four (4) nominees of the MMC group to fill the new Board positions will be approved if the votes cast favoring the proposal represent more than 50% of the shares outstanding as of August 12, 2002, the record date for the Annual Meeting. See "INFORMATION CONCERNING SOLICITATION AND VOTING -- VOTING PROCEDURES."

                               OTHER INFORMATION

EXECUTIVE OFFICERS

     In addition to Messrs. Kearby and Flynn, the following persons are our executive officers:

NAME                                        AGE                    POSITION
----                                        ---                    --------
Michael R. Bolcerek.......................  40    Senior Vice President and Chief Financial
                                                  Officer
Richard W. Wingate........................  49    Senior Vice President of Content
                                                  Development and Label Relations
Leon Rishniw..............................  36    Vice President of Engineering

     Mr. Bolcerek has served as our Senior Vice President and Chief Financial Officer since April 2001. From June to September 2000, Mr. Bolcerek was Chief Operating Officer and Vice President of Finance for Mongomusic.com, an online music service provider. From January 1999 to June 2000, Mr. Bolcerek was a finance consultant to several high technology and Internet companies. From June 1997 to September 1998, Mr. Bolcerek was President, Chief Financial Officer and Vice President of Finance for Spatializer Audio Laboratories Inc., an audio technology licensing company. From January 1997 to May 1997, Mr. Bolcerek was acting Corporate Controller for Novadigm, Inc., a software company. From June 1995 to July 1996, Mr. Bolcerek was Controller for Nokia Display Products, Inc., a computer monitor manufacturer and division of Nokia Group. From January 1994 to March 1995, Mr. Bolcerek was Acting Chief Financial Officer and Treasurer for Axil Computer, Inc., a computer hardware manufacturer. Prior to January 1994, Mr. Bolcerek held finance positions at NeXT Computer, Inc. and Oracle Corporation. Mr. Bolcerek holds a B.A. in economics from Brown University.

     Mr. Wingate has served as our Senior Vice President of Content Development and Label Relations since November 1999 and as our Vice President of Content Development and Label Relations since August 1998. Mr. Wingate operated his own new media marketing consulting company, Wingate Marketing, from July 1996 until June 1998. From August 1997 to June 1998, Mr. Wingate was also a private music industry consultant. From June 1994 to July 1996, Mr. Wingate was Senior Vice President, Marketing for Arista Records Incorporated, a music recording company. Prior to June 1994, Mr. Wingate held several senior management positions with major music industry record labels, including Polygram, Inc. and Columbia Records. Mr. Wingate holds a B.A. in communications from Brown University.

     Mr. Rishniw has served as our Vice President of Engineering since October 1999. He was originally employed by us as a software engineer in August 1996, became one of our Development Managers in January 1997 and Director of Engineering in November 1998. From May 1995 until August 1996, Mr. Rishniw served as a senior software engineer for Studer Editech, a professional audio recording equipment company. From August 1994 until May 1995, Mr. Rishniw served as a software engineer for Signal Stream Technology, a medical imaging technology provider. Mr. Rishniw holds a B.S. in engineering from Melbourne Institute of Technology.

     There are no family relationships among any of our directors or executive officers.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information with respect to beneficial ownership of our common stock as of August 12, 2002 by:

     - each person known by us who beneficially owns more than 5% of the common stock;

     - each of our executive officers;

     - each of our directors and nominees for director; and

     - all executive officers and directors as a group.

     Except as otherwise noted, the address of each 5% stockholder listed in the table is c/o Liquid Audio, Inc., 800 Chesapeake Drive, Redwood City, CA 94063. The table includes all shares of common stock issuable within 60 days of August 12, 2002 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to all shares of common stock. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares of common stock beneficially owned. The applicable percentage of ownership for each stockholder is based on 22,745,624 shares of common stock outstanding as of August 12, 2002, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights, but are not deemed outstanding for computing the percentage ownership of any other person.

                                                              SHARE BENEFICIALLY
                                                                     OWNED
                                                              -------------------
NAME OF BENEFICIAL OWNER                                       NUMBER     PERCENT
------------------------                                      ---------   -------
Steel Partners II, L.P......................................  2,062,866     9.1
150 East 52nd Street, 21st Floor
New York, NY 10022
MMC and related entities(1).................................  1,568,100     6.9
c/o Barington Capital Group, L.P.
888 Seventh Avenue, 17th Floor
New York, NY 10019
Coghill Capital Management(2)...............................  1,516,988     6.7
225 W. Washington Street
Suite 2200
Chicago, IL 60606
JMB Capital Partners, L.P. and related entities(3)..........  1,163,800     5.1
1999 Avenue of the Stars, Suite 2040
Los Angeles, CA 90067
Gerald W. Kearby(4).........................................    914,411     4.0
Robert G. Flynn(5)..........................................    738,539     3.2
Richard W. Wingate(6).......................................    179,040       *
Leon Rishniw(7).............................................    141,828       *
H. Thomas Blanco(8).........................................     74,796       *
Ann Winblad(9)..............................................    360,738     1.6
Stephen V. Imbler(10).......................................     30,000       *
Raymond A. Doig(10).........................................     30,000       *
James D. Somes(10)..........................................     30,000       *
Judith N. Frank(10).........................................     30,000       *
All executive officers and directors as a group (8
  persons)(11)..............................................  2,529,352    11.1

---------------

 (1) On September 28, 2001, the MMC group jointly filed a Schedule 13D pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 with the Securities and Exchange Commission, reporting combined ownership of 1,478,100 shares of the Company's common stock as the total owned by the five entities. According to that Schedule 13D, as amended on May 10, 2002, MMC owns 655,900 shares of common stock; Jewelcor Management, Inc., owns 475,500 shares of common stock; Barington Companies Equity Partners, L.P. owns 339,200 shares of common stock; Ramius Securities, LLC owns 89,000 shares of common stock; and Domrose Sons Partnership owns 8,000 shares of common stock. Barington Companies Investors, LLC is the general partner of Barington Companies Equity Partners, L.P. James Mitarotonda is the managing member of Barington Companies Investors, LLC. Each of James Mitarotonda, Mano Mitarotonda and Mike Mitarotonda is a partner in Domrose Sons Partnership.

 (2) On May 30, 2002, Coghill Capital Management, a limited partnership, filed a
     Schedule 13D pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 with the Securities and Exchange Commission, reporting combined ownership of 1,173,143 shares of the Company's common stock as the total owned.

 (3) On July 23, 2002, JMB Capital Partners, L.P., a California limited partnership, Smithwood Partners, LLC, a California limited liability company, and Jonathan Brooks, the sole member and manager of Smithwood Partners LLC, filed a Schedule 13D pursuant to Rule 13d-1 of the Securities Exchange Act of 1934 with the Securities and Exchange Commission, reporting combined ownership of 1,163,800 shares of the Company's common stock as the total owned by the entities.

 (4) Includes 82,811 shares of common stock issuable upon the exercise of options exercisable within 60 days of August 12, 2002.

 (5) Includes 63,539 shares of common stock issuable upon the exercise of options exercisable within 60 days of August 12, 2002.

 (6) Includes 131,707 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of August 12, 2002.

 (7) Includes 110,329 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of August 12, 2002.

 (8) Includes 66,664 shares of common stock issuable upon the exercise of options exercisable within 60 days of August 12, 2002.

 (9) Includes 80,943 shares of common stock owned by Hummer Winblad Venture Partners II, L.P., 488 shares of common stock owned by Hummer Winblad Technology Fund II, L.P. (collectively, the "Hummer Winblad Funds") and 20,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of August 12, 2002. Ann Winblad is a general partner of Hummer Winblad Equity Partners II, L.P. ("HWII"), the general partner of each of the Hummer Winblad Funds. Consequently, Ms. Winblad may be deemed to beneficially own all of the shares held by the Hummer Winblad Funds. Ms. Winblad disclaims beneficial ownership of such shares, except to the extent of her respective pecuniary interest therein.

(10) Includes 30,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of August 12, 2002.

(11) Includes 535,050 shares of common stock issuable upon the exercise of stock options exercisable within 60 days of August 12, 2002.

* Does not exceed 1%.

                             EXECUTIVE COMPENSATION

     The following table sets forth the total compensation received for services rendered to us for the years ended December 31, 2001, 2000 and 1999 by our Chief Executive Officer and our four other most highly compensated executive officers who received salary and bonus in 2001 in excess of $100,000 (Named Executive Officers).

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                   ANNUAL COMPENSATION                ------------
                                       --------------------------------------------   # SECURITIES
                                                                     OTHER ANNUAL      UNDERLYING
NAME AND PRINCIPAL POSITION            YEAR    SALARY     BONUS     COMPENSATION(1)   OPTIONS/SARS
---------------------------            ----   --------   --------   ---------------   ------------
Gerald W. Kearby.....................  2001   $238,423   $ 52,000       $ 2,000          75,000
  President and Chief Executive
     Officer                           2000    216,963    105,685         2,000         125,000
                                       1999    167,692    100,000            --              --
Robert G. Flynn......................  2001    187,646     40,000        12,800          50,000
  Senior Vice President of Business    2000    161,053     73,520         4,433         100,000
  Development                          1999    136,154     75,000            --              --
Leon Rishniw.........................  2001    163,423     26,000         2,000         100,000
  Vice President of Engineering        2000    144,445     71,223         2,000          63,780
                                       1999    114,615     17,500            --          30,000
Richard W. Wingate...................  2001    216,846     60,000         2,000          50,000
  Senior Vice President of Content     2000    293,255     86,900         2,000         109,000
  Development and Label Relations      1999    179,099     75,000            --          25,000
H. Thomas Blanco.....................  2001    167,404     26,000         2,000          50,000
  Vice President of Human Resources    2000    115,192     20,000         2,000         100,000
                                       1999         --         --            --              --

---------------

(1) Amounts represent matching contributions to our 401(k) savings plan, and for Robert G. Flynn, also include reimbursement of relocation costs.

     We granted stock options to certain Named Executive Officers during 2001. We have never granted any stock appreciation rights.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information relating to stock options awarded to each of the Named Executive Officers and Non-employee Directors during the year ended December 31, 2001. All such options were awarded under our 1996 Equity Incentive Plan.

                                                     INDIVIDUAL GRANTS                     POTENTIAL REALIZABLE
                                    ---------------------------------------------------      VALUE AT ASSUMED
                                    NUMBER OF                                              ANNUAL RATES OF STOCK
                                    SECURITIES     PERCENT OF                             PRICE APPRECIATION FOR
                                    UNDERLYING   TOTAL OPTIONS                               OPTIONS TERM (4)
                                     OPTIONS       GRANTED IN     EXERCISE   EXPIRATION   -----------------------
NAME                                GRANTED(1)   FISCAL 2001(2)   PRICE(3)      DATE          5%          10%
----                                ----------   --------------   --------   ----------   ----------   ----------
Gerald W. Kearby..................    75,000          4.5%         $2.70      6/19/11      $127,351     $322,733
Robert G. Flynn...................    50,000          3.0           2.70      6/19/11        84,901      215,155
Richard W. Wingate................    50,000          3.0           2.70      6/19/11        84,901      215,155
Leon Rishniw......................    50,000          3.0           1.84      4/24/11        57,858      146,624
Leon Rishniw......................    50,000          3.0           2.70      6/19/11        84,901      215,155
H. Thomas Blanco..................    50,000          3.0           1.84      4/24/11        57,858      146,624
Ann Winblad.......................    10,000          0.6           2.51      5/31/11        15,785       40,003
Stephen V. Imbler.................    30,000          1.8           2.72      11/1/11        51,318      130,049
Raymond A. Doig...................    30,000          1.8           2.72      11/1/11        51,318      130,049

---------------

(1) Options were granted under our 1996 Equity Incentive Plan and generally vest over four years from the date of grant.

(2) Based on an aggregate of 1,650,750 options granted by us in the year ended December 31, 2001 to our employees, directors and consultants, including the Named Executive Officers.

(3) Options were granted at an exercise price equal to the fair market value per share of common stock on the grant date, as determined by our Board according to the provisions of the 1996 Equity Incentive Plan.

(4) The potential realizable value is calculated based on the term of the option at its time of grant, or 10 years. In accordance with the rules of the Securities and Exchange Commission, the following table also sets forth the potential realizable value over the term of the options, the period from the grant date to the expiration date, based on assumed rates of stock appreciation of 5% and 10% compounded annually. These amounts do not represent our estimate of future stock price performance. Actual realizable values, if any, of stock options will depend on the future performance of the common stock.

FISCAL YEAR END OPTION VALUES

     The following table provides summary information concerning stock options held as of December 31, 2001 by each of the Named Executive Officers and Non-employee Directors. No officers or directors exercised options in 2001.

                                                         NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                           SHARES                     OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                         ACQUIRED ON      VALUE       ---------------------------   ---------------------------
NAME                      EXERCISE     REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   ------------   -----------   -------------   -----------   -------------
Gerald W. Kearby.......      --             $--          56,250        143,750        $    --        $    --
Robert G. Flynn........      --             --           43,749        106,251             --             --
Richard W. Wingate.....      --             --          113,292         99,375         24,367             --
Leon Rishniw...........      --             --           55,477         58,303         19,250         21,250
H. Thomas Blanco.......      --             --           47,916        102,084          4,250         21,250
Ann Winblad............      --             --           20,000             --             --             --
Stephen V. Imbler......      --             --           30,000             --             --             --
Raymond A. Doig........      --             --           30,000             --             --             --

---------------

(1) The value of unexercised in-the-money options at fiscal year-end is based on a price per share of $2.35 less the exercise price.

CHANGE OF CONTROL ARRANGEMENTS

     The compensation committee of our Board has approved a plan that provides that in the event that (1) Liquid Audio enters into an agreement to dispose of all or substantially all of its assets, or (2) its stockholders dispose of 50% or more of its outstanding common stock, then the greater of one year or 25% of all of the outstanding/unvested stock options held by each of its executive officers and certain members of the Board will immediately vest. Executive officers qualifying under this plan include Gerald W. Kearby and Robert G. Flynn; Michael R. Bolcerek (Senior Vice President and Chief Financial Officer), Richard W. Wingate (Senior Vice President of Content Development and Label Relations), Leon Rishniw (Vice President of Engineering); and H. Thomas Blanco (Vice President of Human Resources), Matthew Smith (Vice President of Product Marketing) and Kay Marsh (Vice President of Information Technology). Under a separate employment agreement, 25% of the unvested the stock options held by Michael R. Bolcerek will vest upon consummation of a change of control and an additional 12.5% of his unvested stock options will vest in the event of his termination or constructive termination as a result of a change of control of Liquid Audio. For purposes of Mr. Bolcerek's employment agreement, a change of control is defined as the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Liquid Audio representing 50% or more of the total voting power represented by Liquid Audio's then outstanding voting securities, other than in a private financing transaction approved by the Board; (ii) the direct or indirect sale or exchange by the stockholders of Liquid Audio of all or substantially all of the stock of Liquid Audio; (iii) a merger or consolidation in which Liquid Audio is a party and in which the stockholders of Liquid Audio before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of Liquid Audio after the transaction; or (iv) the sale or disposition by Liquid Audio of all or substantially all Liquid Audio's assets. Pursuant to the terms of such employment agreement, the proposed merger with Alliance would constitute a change of control that would result in an acceleration of the vesting of options to purchase an aggregate of 50,000 shares of Liquid Audio common stock at an exercise price of $1.84 a share.

     Liquid Audio has agreed to pay severance to each of Messrs. Rishniw, Wingate, Blanco and Bolcerek in the event that his employment with Liquid Audio is terminated without cause or he is constructively terminated. Liquid Audio has agreed to pay six months' salary for each of Messrs. Wingate, Blanco and Bolcerek, which amounts $115,000, $87,500 and $87,500, respectively. In the case of Leon Rishniw, Liquid Audio has agreed to pay $170,000, which is one year's salary.

               REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD

     The compensation committee of the board of directors establishes the general compensation policies of the Company as well as the compensation plans and specific compensation levels for executive officers. It also administers the Company's employee stock benefit plan for executive officers. The compensation committee is currently composed of independent, non-employee directors who, except as disclosed under "Compensation Committee Interlocks and Insider Participation," have no interlocking relationships as defined by the Securities and Exchange Commission.

     The compensation committee believes that the compensation of the executive officers, including that of the Chief Executive Officer (each, an "Executive Officer" and collectively, the "Executive Officers"), should be influenced by the Company's performance. The compensation committee establishes the salaries and bonuses of all of the Executive Officers by considering: (i) the Company's financial performance for the past year; (ii) the achievement of certain revenue and operating loss objectives related to the particular Executive Officer's area of responsibility; (iii) the salaries and bonuses of Executive Officers in similar positions of comparably-sized companies; and (iv) the relationship between revenue and Executive Officer compensation.

     In 2001, the compensation committee reviewed management's recommendations and a third party report on Executive Officer compensation that concluded that the Company was at risk due to discrepancies between the compensation paid to some of its management team and the market rate of compensation paid to similarly-situated executives. The third party report compiled compensation data from two surveys prepared by companies specializing in compensation data for technology companies. The third party report was based on the compensation data for over 150 companies in the software and e-commerce industries and further refined the survey based on the revenues and geographic location of these companies. This survey extended beyond the peer group companies used in the Company's stock price performance graph in order to get a larger more representative sample of high-technology companies that might compete for Liquid Audio's Executive Officers. Based on that report and a review of the Company's recent performance, the compensation committee approved minimum increases to the base and incentive bonus compensation of many of the Company's Executive Officers. These increases were made effective as of June 1, 2001. The committee believes that, with these increases in place, the Company's Executive Officer salaries and bonuses in 2001 were comparable in the industry for similarly-sized businesses. Given the size of the survey, the actual performance of the other companies was not considered by the compensation committee.

     In 2001, the compensation committee established bonus targets for the Executive Officers equal to either 30% or 50% of base salary. Bonus payouts were based on both corporate and individual performance measurements. The corporate performance measurements were based on revenue and operating loss targets. Due to the Company's performance in 2001, especially the level by which revenue was below target, the compensation committee reduced the actual bonus payouts that would have been payable under the incentive plan so that the amount of the actual bonus payouts for the Executive Officers represented on average approximately 30% of their bonus targets. The bonus payouts for 2001 were significantly lower than the bonus payouts for 2000, reflecting the lower corporate performance measures.

     In addition to salary and bonus, the compensation committee, from time to time, grants options to Executive Officers. The compensation committee views option grants as an important component of its long-term, performance-based compensation philosophy. In granting stock options to the Executive Officers, the compensation committee considered the need to retain the Executive Officer, market data from the third party report reflecting ongoing grants of options by comparable companies, the current market value of unexercised options held by the Executive Officer and potential values of new grants based on increases in the Company's stock price. Since the value of an option bears a direct relationship to the Company's stock price, the compensation committee believes that options motivate Executive Officers to manage the Company in a manner that will also benefit stockholders. As such, options are granted at the current market price. One of the principal factors considered in granting options to an Executive Officer is the Executive Officer's ability to influence the Company's long-term growth and profitability.

     In approving the Chief Executive Officer's salary and stock option grants, the compensation committee generally followed the policies set forth above. Mr. Kearby's base annual salary of $245,000 and target bonus of 50% of base salary were established to reflect the median of the base salaries and bonus targets of chief executive officers of the comparable companies in the third party survey. The grant of 75,000 options to Mr. Kearby reflected the compensation committee's view that options are an important component of compensation and is important to further align the interests of management with the stockholders. Mr. Kearby's cash bonus of $52,000 was lower than his target bonus because corporate performance measurements of revenue and operating loss were below targets established by the compensation committee reflects his position, duties and responsibilities.

                                          Compensation Committee of the Board of
                                          Directors

                                          ANN WINBLAD
                                          RAYMOND A. DOIG

THE FOREGOING COMPENSATION COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return to stockholders on our common stock with the cumulative total return of the Nasdaq Stock Market Index-U.S. and a group of peer issuers selected in good faith and comprised of Intertrust Technologies Corporation (ITRU), MMC (HITS), Preview Systems, Inc.
(PRVW) and RealNetworks, Inc. (RNWK). The graph assumes that $100 was invested on July 9, 1999, the date of our initial public offering, in our common stock, the Nasdaq Stock Market Index-U.S. and the peer group, including reinvestment of dividends. No dividends have been declared or paid on our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

                COMPARISON OF 30 MONTH CUMULATIVE TOTAL RETURN*
   AMONG LIQUID AUDIO, THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

                              [PERFORMANCE GRAPH]
---------------

* $100 invested on July 9, 1999 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

THE INFORMATION CONTAINED IN THE STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

                              CERTAIN TRANSACTIONS

     Since our inception in January 1996, we have never been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer or holder of more than 5% of our common stock had or will have an interest, other than as described under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and the transactions described below.

     Gerald W. Kearby, Philip R. Wiser and Robert G. Flynn were involved in our founding and organization and may be considered as our promoters. Mr. Kearby and Mr. Flynn are current executives and Mr. Wiser is a former executive. Following our inception in January 1996, we issued 937,500 shares of common stock to Mr. Kearby, 843,750 shares of common stock to Mr. Wiser and 750,000 shares of common stock to Mr. Flynn. Mr. Kearby, Mr. Wiser and Mr. Flynn each contributed a nominal amount of capital for our initial capitalization.

     From May to July 1996, we sold an aggregate of 3,049,989 shares of Series A preferred stock to certain investors at a purchase price of $0.656 per share. In May 1997, we sold an aggregate of 3,186,888 shares of Series B preferred stock to certain investors at a purchase price of $1.96 per share. In July and September 1998, we sold an aggregate of 3,507,322 shares of Series C preferred stock to certain investors at a purchase price of $6.14 per share. The shares of Series A, Series B and Series C preferred stock automatically converted into 9,744,199 shares of common stock upon the closing of our initial public offering on July 8, 1999.

     The investors in the preferred stock included the following entities, which are 5% stockholders or are affiliated with our directors:

                                                          SHARES OF   SHARES OF
                                                          SERIES A    SERIES B
                                                          PREFERRED   PREFERRED   SHARES OF SERIES C
INVESTOR                                                    STOCK       STOCK      PREFERRED STOCK
--------                                                  ---------   ---------   ------------------
Entities Affiliated with Directors:
Entities affiliated with Ann Winblad(1).................  1,829,272    788,928          81,431
(Entities affiliated with Hummer Winblad Venture
  Partners)(2)

---------------

(1) Ann Winblad is a member of our Board. Ms. Winblad is a general partner of Hummer Winblad Venture Partners.

(2) Hummer Winblad Venture Partners II, L.P. purchased 1,756,098 shares of Series A preferred stock, 757,370 shares of Series B preferred stock and 80,943 shares of Series C preferred stock. Hummer Winblad Technology Fund II, L.P. purchased 62,198 shares of Series A preferred stock and 26,825 shares of Series B preferred stock. Hummer Winblad Technology Fund II, L.P. purchased 10,976 shares of Series A preferred stock, 4,733 shares of Series B preferred stock and 488 shares of Series C preferred stock.

     In fiscal year 2001, the Company adopted a preferred stock rights agreement and Alexander Dunham Capital Group, Inc., where Mr. Somes is the Managing Director, provided limited investment banking services to the Company.

     In the past, we have granted options to our executive officers and directors. We intend to grant options to our officers and directors in the future. See "PROPOSAL ONE -- Director Compensation" and "EXECUTIVE COMPENSATION -- Option Grants in Last Fiscal Year."

     We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to execute such agreements with our future directors and executive officers.

     All of our securities referenced above were purchased or sold at prices equal to the fair market value of such securities, as determined by our Board, on the date of issuance.

                   REPORT OF THE AUDIT COMMITTEE OF THE BOARD

     The audit committee of the board of directors consists of three non-employee directors, Mr. Imbler, Ms. and Mr. Doig, each of whom has been determined to be independent under the National Association of Securities Dealers' Listing Standards. The audit committee is a standing committee of the board of directors and operates under a written charter adopted by the board of directors. Among its other functions, the audit committee recommends to the board of directors, subject to stockholder ratification, the selection of independent accountants.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles in the United States and to issue a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

     During fiscal 2001, at each of its meetings, the audit committee met with the senior members of the Company's financial management team and the independent accountants. The audit committee's agenda is established by the audit committee and senior members of the Company's financial management team. The audit committee has reviewed with management and the independent accountants the audited consolidated financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. Management represented to the audit committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. The audit committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

     The independent accountants also provided to the audit committee the written disclosure required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The audit committee discussed with the independent accountants that firm's independence and considered whether the non-audit services provided by the independent accountants are compatible with maintaining its independence.

     Based on the audit committee's discussion with management and the independent accountants, and the audit committee's review of the representation of management and the report of the independent accountants to the audit committee, the audit committee recommended that the board of directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

                                          Audit Committee of the Board of
                                          Directors

                                          STEPHEN V. IMBLER
                                          ANN WINBLAD
                                          RAYMOND A. DOIG

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

                               LEGAL PROCEEDINGS

     In November 2001, two lawsuits were filed in Delaware Chancery Court naming Liquid Audio and certain of its officers and directors as defendants. Both actions related to Liquid Audio's response to recent acquisition offers and purported to be class actions brought on behalf of Liquid Audio's stockholders. On February 1, 2002, the two complaints were consolidated into a single action, titled In Re Liquid Audio, Inc., Shareholders Litigation, Consolidated Civil Action No. 19212-NC. That action was brought against Gerald W. Kearby, Silvia Kessel, Ann L. Winblad and Liquid Audio. The complaint alleges that defendants had breached their fiduciary duties owed to Liquid Audio's stockholders in connection with Liquid Audio's response to acquisition offers from Steel Partners II, LLP and an investor group formed by MMC. The complaint seeks, among other things, a Court order barring Liquid Audio from adopting or maintaining measures that would make Liquid Audio less attractive as a takeover candidate or, alternatively, awarding compensatory damages to the purported plaintiff class. To date, Liquid Audio has not responded to the complaint, nor has the Court set a date for discovery cutoff or trial. Liquid Audio intends to vigorously defend the action. There is no assurance concerning the outcome of either action, or whether either action would have a material effect on Liquid Audio's financial condition or business operations.

     On May 3, 2002, MMC filed an action in the Delaware Chancery Court, pursuant to Title 8 Delaware Code section 211, seeking to compel Liquid Audio to hold an annual meeting of stockholders. Liquid Audio moved to dismiss on the grounds that the Court lacked subject matter jurisdiction as 13 months had not elapsed since the Company's last annual stockholder meeting, held on June 1, 2001. On May 10, 2002, the Board set July 1, 2002 as the date for the Annual Meeting and Liquid Audio's motion to dismiss was held in abeyance. On June 13, 2002, Liquid Audio publicly announced the execution of the Merger Agreement and announced that, in light of this merger, the Board had determined to postpone the Annual Meeting. The next day, MMC filed an amended complaint requesting that the Court order Liquid Audio to hold its Annual Meeting on July 1, 2002. The Court allowed the parties to take expedited discovery and scheduled a hearing for July 15, 2002. At the hearing, the Court granted Liquid Audio's request that the Annual Meeting be scheduled for September 26, 2002.

     On July 23, 2002, MMC filed an action in Delaware Chancery Court against us, each member of our Board and Alliance. The complaint alleges that the directors of Liquid Audio and Alliance violated their fiduciary duties by entering into the merger and approving the Merger Agreement, and that our directors further violated their fiduciary duties by making certain changes to our shareholders rights plan. Alliance is alleged to have aided and abetted the alleged breaches of fiduciary duty by the Liquid Audio directors. According to the complaint, the plaintiff is seeking, among other things, to (i) invalidate the Merger Agreement, (ii) prevent us or Alliance from taking any actions to effectuate or enforce the Merger Agreement, the merger of Liquid Audio or Alliance, or the Company's self tender-offer, (iii) direct our Board to restore the "trigger" of our shareholders rights plan to 15%, (iv) prevent enforcement of our shareholders rights plan to the extent it prohibits the plaintiff and other stockholders from cooperating to assist in the solicitation of proxies for our annual meeting, (v) damages for incidental injuries, and (vi) costs and expenses, including attorneys' fee and experts' fees. In connection with its complaint, MMC filed a motion for a preliminary injunction and a motion for expedited proceedings. On July 31, 2002, MMC withdrew its motion for a preliminary injunction and for expedited proceedings, and stated that it would file an amended complaint. To date, no amended complaint has been filed. If MMC elects to pursue its claims in this matter, we intend to vigorously defend the action.

     Liquid Audio filed a lawsuit on August 21, 2002 against MMC and Steel Partners II, L.P. ("Steel Partners") in U.S. District Court for the Southern District of New York. Liquid Audio is asking the Court to prohibit MMC and Steel Partners from violating the federal securities laws in connection with their campaigns to take control of Liquid Audio, as well as seeking compensatory and punitive damages as a result of their alleged violations. Liquid Audio's complaint alleges that MMC has failed to register as an investment company under the Investment Company Act of 1940, and that its purchase of Liquid Audio shares and subsequent proxy contest to take control of the Board is therefore in violation of that Act. The complaint also charges that Steel Partners is conducting an illegal proxy contest by failing to make the proper filings with the SEC and that, in the course of its contest, Steel Partners has distributed false and misleading statements to

Liquid Audio stockholders. Liquid Audio is seeking to enjoin MMC from continuing its campaign to take control of Liquid Audio and from communicating with Liquid Audio stockholders. In addition, Liquid Audio is seeking to require Steel Partners to comply with the SEC's proxy rules, to retract its recent press release concerning Liquid Audio's proposed merger with Alliance and to disseminate corrective disclosure. On September 5, 2002, a hearing was held in the United States District Court for the Southern District of New York. At the conclusion of this hearing, the Court reserved decision on the Liquid Audio's motion.

     On August 27, 2002, MMC filed a lawsuit against Liquid Audio, Raymond A. Doig, Gerald W. Kearby, Robert G. Flynn, Stephen V. Imbler and Ann Winblad in the Delaware Chancery Court seeking injunctive and other equitable relief to prevent the defendants from appointing two additional directors to the Board. MMC's complaint alleges that the defendants' decision to expand the Board was in violation of Delaware law. MMC further alleges that the defendants' actions were taken solely to interfere with the vote of the stockholders of Liquid Audio and to deny MMC and other stockholders of Liquid Audio a substantial presence on the Board. The complaint alleges that the defendants' actions are a disproportionate defensive response to a third party offer for Liquid Audio and to the current proxy contest. MMC charges that the expansion of the Board constitutes a breach of the directors' fiduciary duties of loyalty, care and good faith to the stockholders of Liquid Audio. On August 29, 2002, the Court denied MMC's request for a hearing before the Annual Meeting. The Court scheduled a hearing for October 21, 2002. We intend to vigorously defend against MMC's claims.

                        COSTS AND METHOD OF SOLICITATION

     Proxies may be solicited by mail, advertisement, telephone, via the Internet or in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of Liquid Audio, none of whom will receive additional compensation for such solicitations.

     Liquid Audio has retained Georgeson Shareholder Communication ("Georgeson") to provide solicitation and advisory services in connection with the proxy solicitation, for which Georgeson is to receive a fee estimated at $75,000, together with reimbursement for its reasonable out-of-pocket expenses and for payments made to brokers and other nominees for their expenses in forwarding soliciting material. Georgeson will distribute proxy materials to beneficial owners and solicit proxies by personal interview, mail, telephone and telegram, and via the Internet, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of shares of Liquid Audio common stock. Liquid Audio has also agreed to indemnify Georgeson against certain liabilities and expenses. It is anticipated that Georgeson will employ approximately 35 persons to solicit stockholders for the Annual Meeting.

     Costs incidental to these solicitations of proxies will be borne by Liquid Audio and include expenditures for printing, postage, legal, accounting, public relations, soliciting, advertising and related expenses and are expected to be approximately $300,000 in addition to the fees of Georgeson described above (excluding the amount normally expended by Liquid Audio for the solicitation of proxies at its annual meetings). Total costs incurred to date for, in furtherance of, or in connection with these solicitations of proxies are approximately $150,000.

     Certain information about the directors and executive officers of Liquid Audio and certain employees and other representatives of Liquid Audio who may also solicit proxies is set forth in the attached Schedule I. Schedule II sets forth certain information relating to shares of Liquid Audio common stock owned by such parties and certain transactions between any of them and Liquid Audio.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

     Liquid Audio has not yet determined the date upon which it will hold its annual meeting of stockholders for 2003. When the 2003 annual meeting is held, stockholder proposals must be received by Liquid Audio no later than 120 days prior to the annual meeting and must otherwise comply with the requirements of Rule 14a-8, to be included in Liquid Audio's proxy statement for the 2003 annual meeting. All stockholder proposals should be marked for the attention of the Secretary, Liquid Audio, Inc., 800 Chesapeake Drive, Redwood City, California 94063.

     Our By-laws establish an advance notice procedure for proposals to be brought by stockholders before an annual meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder, such stockholder must provide timely notice as provided above, and the notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. A copy of the full text of the By-law provision discussed above may be obtained by writing to our Secretary. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to Liquid Audio, Inc., 800 Chesapeake Drive, Redwood City, California 94063.

                        PARTICIPANTS IN THE SOLICITATION

     Under applicable regulations of the SEC, each member of the Board and certain officers of Liquid Audio may be deemed to be a "participant" in Liquid Audio's solicitations of proxies in connection with the Annual Meeting. For information with respect to each participant in Liquid Audio's solicitation of proxies in connection with the Annual Meeting please refer to (i) the table of security ownership of directors and executive officers under the heading "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" in this Proxy Statement, (ii) the discussion under the heading "Change of Control Arrangements" in this Proxy Statement and (iii) Schedules I and II to this Proxy Statement.

                                 OTHER MATTERS

     The Board does not intend to present any other matters at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend.

     It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to execute and return, at your earliest convenience, the accompanying GREEN proxy in the envelope which has been enclosed.

                                          THE BOARD OF DIRECTORS

                                          Redwood City, California
                                          September [  ], 2002

                                                                      APPENDIX A

                        CHARTER FOR THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                                       OF
                               LIQUID AUDIO, INC.

PURPOSE:

     The purpose of the Audit Committee of the Board of Directors of Liquid Audio, Inc. (the "Company") shall be:

     - to provide oversight and monitoring of Company management and the independent accountants and their activities with respect to the Company's financial reporting process;

     - to provide the Company's Board of Directors with the results of its monitoring and recommendations derived therefrom;

     - to nominate to the Board of Directors independent accountants to audit the Company's financial statements and oversee the activities and independence of the accountants; and

     - to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

     The Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

     The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three members of the Board of Directors. On or before June 14, 2001, the members will meet the following criteria:

     - Each member will be an independent director, in accordance with the Nasdaq National Market Audit Committee requirements;

     - Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq National Market Audit Committee requirements; and

     - At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

     The responsibilities of the Audit Committee shall include:

     - providing oversight and monitoring of Company management and the independent accountants and their activities with respect to the Company's financial reporting process;

     - recommending the selection and, where appropriate, replacement of the independent accountants to the Board of Directors;

     - reviewing fee arrangements with the independent accountants;

     - reviewing the independent accountants' proposed audit scope, approach and independence;

     - reviewing the performance of the independent accountants, who shall be accountable to the Board of Directors and the Audit Committee;

     - requesting from the independent accountants of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, and engaging in a dialogue with the accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the accountants;

     - directing the Company's independent accountants to review before filing with the SEC the Company's interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

     - discussing with the Company's independent accountants the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

     - reviewing with management, before release, the audited financial statements and Management's Discussion and Analysis in the Company's Annual Report on Form 10-K;

     - providing a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e)(3) of
       Schedule 14A;

     - reviewing the Audit Committee's own structure, processes and membership requirements; and

     - performing such other duties as may be requested by the Board of Directors.

MEETINGS:

     The Audit Committee will meet at least quarterly. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

     The Audit Committee will meet separately with the independent accountants as well as members of the Company's management as it deems appropriate in order to review the financial controls of the Company.

MINUTES:

     The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

     Apart from the report prepared pursuant to Item 306 of Regulation S-K and
Item 7(e)(3) of Schedule 14A, the Audit Committee will summarize its examinations and recommendations to the Board from time to time as may be appropriate, consistent with the Committee's charter.

                                   SCHEDULE I

      INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EXECUTIVE OFFICERS
                          AND EMPLOYEES OF THE COMPANY

     The following table sets forth the name and present principal occupation or employment (except with respect to directors, whose principal occupation is set forth under the heading "INFORMATION REGARDING THE NOMINEE AND OTHER DIRECTORS"), and the name, principal business and address of any corporation or other organization in which such employment is carried on, of (1) the directors of Liquid Audio and (2) certain executive officers and other employees of Liquid Audio who may assist in soliciting proxies from stockholders of Liquid Audio. Unless otherwise indicated, the principal business address of each such person is c/o Liquid Audio, Inc., 800 Chesapeake Drive, Redwood City, CA 94063. Ages shown are as of March 9, 2002.

NAME AND PRINCIPAL BUSINESS ADDRESS     PRESENT OFFICE OR OTHER PRINCIPAL OCCUPATION OR EMPLOYMENT
-----------------------------------     ----------------------------------------------------------
Gearld W. Kearby (age 54)              President, Chief Executive Officer and Director of Liquid
                                       Audio, Inc.
Raymond A. Doig (age 64)               Consultant and Director of Liquid Audio, Inc.
Robert G. Flynn (age 48)               Senior Vice President of Business Development and Director
                                       of Liquid Audio, Inc.
Stephen V. Imbler (age 50)             Advisor of Hyperion Solutions Corporation and Director of
                                       Liquid Audio, Inc.
Ann Winblad (age 51)                   General Partner of Hummer Winblad Venture Partners and
                                       Director of Liquid Audio, Inc.
James D. Somes (age 50)                Founder and Managing Director of Alexander Dunham Capital
                                       and Director of Liquid Audio, Inc.
Judith N. Frank (age 61)               Principal of Asset Strategies and Director of Liquid Audio,
                                       Inc.
Michael R. Bolcerek (age 40)           Senior Vice President and Chief Financial Officer of Liquid
                                       Audio, Inc.
Richard W. Wingate (age 49)            Senior Vice President of Content Development and Label
                                       Relations of Liquid Audio, Inc.
Leon Rishniw (age 36)                  Vice President of Engineering of Liquid Audio, Inc.
H. Thomas Blanco (age 52)              Vice President of Human Resources of Liquid Audio, Inc.

                                  SCHEDULE II

  INFORMATION REGARDING OWNERSHIP OF THE COMPANY'S SECURITIES BY PARTICIPANTS

     The number of shares of Liquid Audio common stock held by directors and the named executive officers is set forth in the Proxy Statement under the caption, "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." The number of shares of Liquid Audio common stock beneficially held by Michael R. Bolcerek as of June 30, 2002 is 66,666, all of which are shares of common stock issuable within 60 days of June 30, 2002 upon the exercise of options and other rights beneficially owned by Mr. Bolcerek on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to all shares of common stock. To our knowledge, except under applicable community property laws or as otherwise indicated, Mr. Bolcerek has sole voting and sole investment control with respect to all shares of common stock beneficially owned.

                       PURCHASES AND SALES OF SECURITIES

     The following table sets forth information concerning all purchases and sales of securities of Liquid Audio by the participants listed below during the past two years.

                                        NATURE OF    NUMBER OF SHARES
NAME              DATE OF TRANSACTION  TRANSACTION   OF COMMON STOCK
----              -------------------  -----------   ----------------
Gearld W. Kearby        2/28/01         Sale              12,500
H. Thomas Blanco       10/31/00         Purchase           1,063
                        4/30/01         Purchase           2,500
                       10/31/01         Purchase           2,069
                        4/30/02         Purchase           2,500

     Michael R. Bolcerek and Robert G. Flynn have agreed to serve as the proxies on Liquid Audio's GREEN proxy card.

     Other than as disclosed in this Schedule or in the Proxy Statement, none of Liquid Audio, any of its directors, executive officers or the employees of Liquid Audio named in Schedule I owns any securities of Liquid Audio or any subsidiary of Liquid Audio, beneficially or of record, has purchased or sold any of such securities within the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Schedule or in the Proxy Statement, to the best knowledge of Liquid Audio, its directors and executive officers or the employees of Liquid Audio named in Schedule I, none of their associates beneficially owns, directly or indirectly, any securities of Liquid Audio.

     Other than as disclosed in this Schedule or in the Proxy Statement, to the knowledge of Liquid Audio, none of Liquid Audio, any of its directors, executive officers or the employees of Liquid Audio named in Schedule I has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting.

     Other than as disclosed in this Schedule or in the Proxy Statement, to the knowledge of Liquid Audio, none of Liquid Audio, any of its directors, executive officers or the employees of Liquid Audio named in Schedule I is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Liquid Audio, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

     Other than as set forth in this Schedule or in the Proxy Statement, to the knowledge of Liquid Audio, none of Liquid Audio, any of its directors, executive officers or the employees of Liquid Audio named in Schedule I, or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of Liquid Audio's last fiscal year or any currently proposed transactions, or series of similar transactions, to which Liquid Audio or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

     Other than as set forth in this Schedule or in the Proxy Statement, to the knowledge of Liquid Audio, none of Liquid Audio, any of its directors, executive officers or the employees of Liquid Audio named in Schedule I, or any of their associates, has any arrangements or understandings with any person with respect to any future employment by Liquid Audio or its affiliates or with respect to any future transactions to which Liquid Audio or any of its affiliates will or may be a party.

                                   IMPORTANT

1. Your proxy is important no matter how many Liquid Audio shares you own. Be sure to vote on the GREEN proxy card. The Company urges you NOT to sign any WHITE proxy card sent to you by the MMC group.

2. If you have already submitted a proxy card to the Company for the Annual Meeting, you may change your vote to a vote "FOR" the election of Liquid Audio's nominees and "Against" the MMC group's slate by signing, dating and returning Liquid Audio's GREEN proxy card, which must be dated after any proxy card you may previously have submitted to the Company. Only your last dated proxy card for the Annual Meeting will count at the Annual Meeting.

3. If any of your shares is held in the name of a bank, broker or other nominee, please contact the person responsible for your account and direct him or her to vote on the GREEN proxy card "FOR" the election of Liquid Audio's nominees.

4. If you hold your shares in more than one type of account or your shares are registered differently, you may receive more than one GREEN proxy card. We encourage you to vote each GREEN proxy card that you receive.

5. If you have any questions or need assistance in voting your shares, please contact our proxy solicitors, Georgeson, at the number set forth below:

                                [GEORGESON LOGO]
                         17 STATE STREET, 10(TH )FLOOR
                               NEW YORK, NY 10004
                       BANKS AND BROKERS: (212) 440-9800
                  STOCKHOLDER'S CALL TOLL FREE: (866) 367-5519

GREEN PROXY                    LIQUID AUDIO, INC.                    GREEN PROXY

              ANNUAL MEETING OF STOCKHOLDERS -- SEPTEMBER 26, 2002

  THIS GREEN PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF LIQUID
                                  AUDIO, INC.

 The undersigned stockholder of Liquid Audio, Inc., a Delaware corporation, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the 2002 Annual Meeting and appoints Michael R. Bolcerek and Robert G. Flynn, or either of them, as the proxies and attorneys-in-fact, with full power to each of substitution on behalf and in the name of the undersigned to vote and otherwise represent all of the shares registered in the name of the undersigned at the 2002 Annual Meeting of Stockholders of the Company to be held on Thursday, September 26, 2002 at 10:00 a.m. (local time) at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California 94065, and any adjournment thereof with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner:

     TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN
      AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

 THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE
       VOTED "FOR" PROPOSALS 1 AND 2 AND "AGAINST" PROPOSALS 4, 5 AND 6.

    PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

                                 THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
1. The election of the following persons as Class III director of Liquid Audio, Inc. to serve for a term of three years and until his successor shall be duly elected and qualified.
   NOMINEES: GERALD W. KEARBY AND RAYMOND A. DOIG                         [ ] FOR            [ ] WITHHOLD
   INSTRUCTION: To withhold authority to vote for any nominee in this Item 1, write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

2.   To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for Liquid Audio, Inc. for the fiscal year ending December 31, 2002.
     [ ] FOR               [ ] AGAINST                                    [ ] ABSTAIN

                 (Continued and to be signed on reverse side.)

                           THE BOARD RECOMMENDS A VOTE "AGAINST" PROPOSALS 3, 4 AND 5.
3.   To increase the size of the Board.
     [ ] FOR          [ ] AGAINST                                    [ ] ABSTAIN
4.   To authorize only stockholders to fill Board vacancies and newly created directorships.
     [ ] FOR          [ ] AGAINST                                    [ ] ABSTAIN
5.   To elect Jesse H. Choper and William J. Fox as Class I directors, Thomas E. Constance as a Class II director and Joseph R. Wright, Jr. as a Class III director, contingent upon the approval of Proposal 3 and Proposal 4.
     [ ] FOR          [ ] AGAINST                                    [ ] ABSTAIN
     INSTRUCTION: To vote against any nominee in this Item 5, write that nominee's name in the space provided below.
     -------------------------------------------------------------------------------------------------------------
6.   To vote or otherwise represent the shares on any other business which may properly come before the meeting or any adjournment thereof, according to their discretion and in their discretion.

                                                              The shares represented by this proxy will be voted
                                                              in accordance with the specification made. If no
                                                              specification is made, the shares represented by
                                                              this proxy will be voted for each of the above
                                                              persons and proposals, and for such other matters
                                                              as may properly come before the meeting as the
                                                              proxy holders deem advisable.
                                                              -----------------------------------------------
                                                              Signature(s)
                                                              -----------------------------------------------
                                                              (Title, if appropriate)  Dated:         , 2002

Sign exactly as your name(s) appear on the stock certificate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. Executors, administrators, trustees, etc., are requested to so indicate when signing, if stock is registered in two names, both should sign.